Exhibit 99.1

    The Middleby Corporation Enters Agreement to Acquire Business
                     of Jade Products Corporation

    ELGIN, Ill.--(BUSINESS WIRE)--Feb. 19, 2007--The Middleby Corporation (NASDAQ:MIDD) today announced it has entered into an agreement to acquire the assets and operations of Jade Products Company ("Jade") from Maytag Corporation. The acquisition is expected to close on April 2, 2007. Jade manufactures cooking equipment, including ranges, cooktops, and ovens for both commercial and residential use. The acquired business, located in Brea, California, has approximately $20 million in annual sales.

    This transaction will further add to Middleby's portfolio of leading brands in cooking. Chairman and Chief Executive Officer, Selim
A. Bassoul commented, "We are very excited to announce this acquisition. Jade is recognized as a premium brand with a superior level of quality. The acquisition of Jade will further strengthen Middleby's position in the high-end segment of the commercial cooking equipment market. In addition, this acquisition will provide us with an opportunity to build upon Jade's residential business. The residential sales of the business represents about 15% of the total revenues acquired."

    Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), Houno(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), Nu-Vu(R), Alkar(R), RapidPak(R) and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets. In 2006 The Middleby Corporation was ranked #9 on the Forbes 200 Best Small Companies list.

    For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

    CONTACT: The Middleby Corporation
             Darcy Bretz, Investor and Public Relations, 847-429-7756